As filed with the Securities and Exchange Commission on June 22, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PETRO-CANADA

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 - 6th Avenue S.W.

Calgary, Alberta

Canada T2P 3E3

(Address of principal executive offices)

Petro-Canada Employee Stock Option Plan

(Full title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 894-8940

(Name, address, including zip code,

and telephone number, including area code,

of agent for service)

Copy to:

Marilyn Mooney, Esq.

Fulbright & Jaworski L.L.P.

801 Pennsylvania Ave., NW

Washington, DC 20004

(202) 662-0200

(202) 662-4643 (fax)

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount of Shares to to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)		Amount of Registration Fee

Common Shares, no par value			US$	235,000,000	US$	27,659.50

(1)                                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

PART I

Item 1. Plan Information.

Not required to be filed with this registration statement; being separately provided to plan participants as specified by Rule 428(b)(1).

Item 2. Registration Information and Employee Plan Annual Information.

Not required to be filed with this registration statement; being separately provided to plan participants as specified by
Rule 428(b)(1).

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by Petro-Canada, a corporation organized pursuant to the laws of Canada, are incorporated in this registration statement by reference:

(a)                                  Petro-Canada’s Annual Report on Form 40-F for the fiscal year ended December 31, 2004, filed with the SEC on March 24, 2005.

(b)                                 (i) Petro-Canada’s Report of Foreign Issuer on Form 6-K, filed with the SEC on January 27, 2005;

(ii) Petro-Canada’s Report of Foreign Issuer on Form 6-K, filed with the SEC on January 27, 2005;

(iii) Petro-Canada’s Report of Foreign Issuer on Form 6-K, filed with the SEC on March 1, 2005;

(iv) Petro-Canada’s Report of Foreign Issuer on Form 6-K, filed with the SEC on March 24, 2005;

(v) Petro-Canada’s Report of Foreign Issuer on Form 6-K, SEC, filed with the SEC on March 24, 2005;

(vi) Petro-Canada’s Report of Foreign Issuer on Form 6-K, filed with the SEC on March 25, 2005.

(vii) Petro-Canada’s Report of Foreign Issuer on Form 6-K, filed with the SEC on April 26, 2005

(viii) Petro-Canada’s Report of Foreign Issuer on Form 6-K, filed with the SEC on April 26, 2005

(ix) Petro-Canada’s Report of Foreign Issuer on Form 6-K, filed with the SEC on April 29, 2005

(x) Petro-Canada’s Report of Foreign Issuer on Form 6-K, filed with the SEC on May 12,2005

(xi) Petro-Canada’s Report of Foreign Issuer on Form 6-K, filed with the SEC on May 12, 2005

(c)                                  The description of the common shares of Petro-Canada contained in Petro-Canada’s Registration Statement on
Form 40-F, filed with the SEC on September 6, 1995.

All documents subsequently filed by Petro-Canada pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act (“CBCA”), which governs Petro-Canada, provides that, except in respect of an action by or on behalf of Petro-Canada to procure a judgment in its favor, Petro-Canada may indemnify a director or officer of Petro-Canada, a former director or officer of Petro-Canada or a person who acts or acted at Petro-Canada’s request as a director or officer of a body corporate of which Petro-Canada is or was a shareholder or creditor, and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Petro-Canada or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of Petro-Canada and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. Petro-Canada may with the approval of a court indemnify a person referred to above in respect of an action by or on behalf of Petro-Canada or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of Petro-Canada or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in (a) or (b) above.  Notwithstanding the foregoing, a person referred to in Section 124(1) of the CBCA is entitled to indemnification from Petro-Canada in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Petro-Canada or body corporate if he was substantially successful on the merits in his defense of the action of proceeding and he fulfills the conditions set out in (a) and (b) above.

Petro-Canada has entered into indemnification agreements with each of its officers and directors pursuant to which they are indemnified to the fullest extent permitted by the CBCA.  In addition, these agreements provide that Petro-Canada may advance monies to an officer or director for the costs, charges and expenses of any civil, criminal, administrative, investigative or other proceeding; provided, that, such officer or director shall repay the money if he does not fulfill the conditions set forth in (a) and (b) above.  Petro-Canada has further agreed to indemnify each of its officers and directors and their heirs and representatives for any taxes payable by them as a result of any payment made to them pursuant to the indemnification agreement.

Petro-Canada maintains directors’ and officers’ liability insurance which reimburses Petro-Canada for amounts lawfully paid to its directors and officers in any year to indemnify such directors and officers, subject to policy limits and deductibles.  The insurance also pays for losses on behalf of each insured director or officer in situations where Petro-Canada either chooses not to indemnify, or is unable (either legally or financially) to indemnify the director or officer, subject to policy limits.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit 4.1	Incorporated by Reference to Exhibit 4.1 of Registration Statement on Form S-8, 333-100973, filed November 4, 2002

Exhibit 4.2	Petro-Canada Employee Stock Option Plan, as amended and restated to April 26, 2005

Exhibit 23	Consent of Deloitte & Touche LLP

Exhibit 24	Powers of Attorney

Item 9. Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on June 22, 2005.

PETRO-CANADA

By:	/s/ Ron A. Brenneman
Ron A. Brenneman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ron A. Brenneman	President, Chief Executive Officer and	June 22, 2005
Ron A. Brenneman	Director (Principal Executive Officer)

/s/ Ernest F.H. Roberts	Executive Vice President and
Ernest F.H. Roberts	Chief Financial Officer (Principal	June 22, 2005
Financial Officer)

/s/ Michael C. Barkwell	Controller	June 22, 2005
Michael C. Barkwell	(Principal Accounting Officer)

/s/ Angus A. Bruneau	Director	June 22, 2005
Angus A. Bruneau

/s/ Gail Cook-Bennett	Director	June 22, 2005
Gail Cook-Bennett

/s/ Richard J. Currie	Director	June 22, 2005
Richard J. Currie

Signature	Title	Date

/s/ Claude Fontaine	Director	June 22, 2005
Claude Fontaine

/s/ Paul Haseldonckx	Director	June 22, 2005
Paul Haseldonckx

/s/ Thomas E. Kierans	Director	June 22, 2005
Thomas E. Kierans

/s/ Brian F. MacNeill	Director	June 22, 2005
Brian F. MacNeill

/s/ Maureen McCaw	Director	June 22, 2005
Maureen McCaw

/s/ Paul D. Melnuk	Director	June 22, 2005
Paul D. Melnuk

/s/ Guylaine Saucier	Director	June 22, 2005
Guylaine Saucier

/s/ James W. Simpson	Director	June 22, 2005
James W. Simpson

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of the registrant in the United States on June 22, 2005.

CT CORPORATION SYSTEM

By:	/s/ Kathleen C. Gariepy
Kathleen C. Gariepy
Assistant Secretary

Exhibit Index

Exhibit 4.1	Incorporated by Reference to Exhibit 4.1 of Registration Statement on Form S-8, 333-100973, filed November 4, 2002

Exhibit 4.2	Petro-Canada Employee Stock Option Plan, as amended and restated to April 26, 2005

Exhibit 23	Consent of Deloitte & Touche LLP

Exhibit 24	Powers of Attorney